Exhibit 99.2

March 9, 2011

PRIVATE AND CONFIDENTIAL

Radius Global Market Research

Re: Consent to Use of Data

Dear Sir or Madam:

HomeAway, Inc. (“HomeAway”) is contemplating an initial public offering of its Common Stock. In connection with this offering, HomeAway proposes to file a Form S-1 registration statement (“Registration Statement”) with the Securities and Exchange Commission (“SEC”).

We request your consent to cite, in the Registration Statement and all amendments thereto, certain data, including data about the size of the vacation rental market. Furthermore, given the wide recognition of Radius Global Market Research (“Radius”) as a global market research company, we also request to cite Radius as the source of such data. As a courtesy, we will provide you via email the sentences in our Registration Statement citing Radius.

If this is acceptable, please indicate your consent to our use of the statistical data by countersigning this letter. Please email the signed consent to Melissa Frugé at mfruge@homeaway.com and return the original via regular mail to HomeAway, Inc. 1011 West Fifth Street #300, Austin, Texas 78703, Attention: Melissa Frugé. Please call the undersigned at 512.505.1609 or Joey Alcorta of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to HomeAway, at (512) 338-5400 with any questions you may have. Given the urgency of this request, your prompt attention to this matter is much appreciated.

Please note that HomeAway has not made any public announcement of the proposed public offering and appreciates your maintaining the confidentiality of the subject matter of this letter. In order to not jeopardize the offering, it is critical that you keep confidential HomeAway’s plans with the respect to its initial public offering. Accordingly, please do not discuss the offering with third parties.

CONSENT GRANTED:		Sincerely,

RADIUS GLOBAL MARKET RESEACH		HOMEAWAY, INC.

By:	/s/ Mark Menne	/s/ Melissa Frugé
Name:	Mark Menne	Melissa Frugé, Vice President of Legal

Title:	Senior Vice President

Date:	March 9, 2011